Exhibit 99.1

4 Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

For Additional Information:

A. William Stein	Pamela M. Garibaldi
Chief Financial Officer and	Vice President, Investor Relations
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	+1 (415) 738-6500
+1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS SECOND QUARTER FFO OF $1.22

PER SHARE, UP 11.9% OVER SECOND QUARTER 2012

San Francisco, Calif. (July 26, 2013) – Digital Realty Trust, Inc. (NYSE: DLR), a leading global provider of data center solutions, today announced financial results for the second quarter of 2013. All per share results are on a diluted share and unit basis.

Highlights:

•

Reported FFO of $1.22 per share for the second quarter of 2013, up 11.9% from $1.09 per share for the second quarter of 2012. Excluding certain items that do not represent core expenses or revenue streams in each quarter, second quarter 2013 core FFO was $1.19 per share, up 11.2% from second quarter 2012 core FFO of $1.07 per share;

•

Reported net income for the second quarter of 2013 of $59.6 million and net income available to common stockholders of $47.1 million, or $0.37 per share, compared to $0.38 per share for the second quarter of 2012;

•	Acquired two properties totaling nearly 354,000 square feet and a three-acre land site for a total purchase price of approximately $39.4 million;

•

Since the end of the first quarter, signed leases totaling $35.6 million in annualized GAAP rental revenue, which includes over $16.0 million in annualized GAAP rental revenue of new lease signings in the second quarter of 2013 and an additional $19.6 million in annualized GAAP rental revenue of new lease signings in July;

•	Commenced leases during the second quarter of 2013 totaling approximately $24.6 million of annualized GAAP rental revenue;

•

Completed the sale of 10.0 million shares of 5.875% Series G Cumulative Redeemable Preferred Stock, including the partial exercise of the underwriters’ over-allotment option, raising net proceeds of approximately $241.6 million; and

•	Raised 2013 FFO guidance range to $4.73 to $4.82 per share and narrowed 2013 core FFO guidance to $4.74 to $4.83 per share.

Funds from operations (“FFO”), on a diluted basis, was $167.8 million in the second quarter of 2013, or $1.22 per share, up 5.2% from $1.16 per share in the first quarter of 2013, and up 11.9% from $1.09 per share in the second quarter of 2012. Excluding certain items that do not represent core expenses or revenue streams, second quarter 2013 core FFO was $1.19 per share, up 0.8% from first quarter 2013 core FFO of $1.18 per share, and up 11.2% from second quarter 2012 core FFO of $1.07 per share.

FFO is a supplemental non-GAAP performance measure used by the real estate industry to measure the operating performance of real estate investment trusts. FFO and core FFO should not be considered as substitutes for net income determined in accordance with U.S. GAAP as measures of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a definition of FFO, a reconciliation from FFO to core FFO, and a definition of core FFO are included as an attachment to this press release.

Net income for the second quarter of 2013 was $59.6 million, compared to $51.7 million for the first quarter of 2013 and $54.0 million for the second quarter of 2012. Net income available to common stockholders in the second quarter of 2013 was $47.1 million, or $0.37 per share, compared to $42.7 million, or $0.34 per share, in the first quarter of 2013, and $42.0 million, or $0.38 per share, in the second quarter of 2012.

The Company reported total operating revenues of $363.5 million in the second quarter of 2013, up 1.4% from $358.4 million in the first quarter of 2013, and up 19.7% from $303.7 million in the second quarter of 2012.

“We are very pleased with our operating performance and second quarter financial results,” said Michael F. Foust, Chief Executive Officer of Digital Realty. “Our leasing volume and pipeline remain robust despite some lease agreements that we expected to sign in the second quarter ultimately being completed in July. We are encouraged by the notably strong rental rates we are seeing across the portfolio for new Turn-Key FlexSM leases and renewals. We also continue to see strong demand for multi-megawatt, multi-site requirements from our larger enterprise clients, and are positioned to leverage our unique position in the market to capture those opportunities. We remain confident that our operational expertise, scale, global footprint and financial resources continue to enable us to execute on our strategic plan and enhance shareholder value.”

Leasing Activity

Since the end of the first quarter, the Company signed leases totaling $35.6 million in annualized GAAP rental revenue, which includes over $16.0 million in annualized GAAP rental revenue of new lease signings in the second quarter of 2013 and an additional $19.5 million in annualized GAAP rental revenue of new lease signings in July.

Of the total leases signed during the second quarter of 2013, 111,000 square feet was for space located in the Company’s North American portfolio. This includes 50,000 square feet of Turn-Key Flex space leased at an average annual GAAP rental rate of $209.00 per square foot, nearly 39,000 square feet of Powered Base Building® space leased at an average annual GAAP rental rate of $23.00 per square foot, over 8,000 square feet of colocation space leased at an average annual GAAP rental rate of $223.00 per square foot, and nearly 14,000 square feet of non-technical space leased at an average annual GAAP rental rate of $24.00 per square foot.

Leases signed during the second quarter of 2013 for space in the Company’s European portfolio totaled over 4,000 square feet of Turn-Key Flex space leased at an average annual GAAP rental rate of $188.00 per square foot.

Leases signed during the second quarter of 2013 for space in the Company’s Asia Pacific portfolio totaled over 7,000 square feet of Turn-Key Flex space leased at an average annual GAAP rental rate of $223.00 per square foot, and over 1,000 square feet of non-technical space leased at an average annual GAAP rental rate of $71.00 per square foot.

For the quarter ended June 30, 2013, the Company commenced leases totaling nearly $24.6 million of annualized GAAP rental revenue, including over $1.6 million of colocation revenue.

Acquisitions Activity

In April 2013, the Company acquired a three-acre land site in London for a previously signed built-to-suit agreement for a purchase price of $3.6 million. In May 2013, the Company also acquired a six-building portfolio consisting of operating data centers and flex office space totaling 337,000 square feet in Austin, Texas for a purchase price of $31.9 million. Two of the six buildings, totaling approximately 100,000 net rentable square feet, are operating data centers that are 100% leased to three tenants. The remaining four properties consist of flex office space.

In June 2013, the Company completed a sale leaseback transaction with KPN, a leading Dutch provider of telecommunications and information and communication technologies, for a partially-built data center in Groningen, Netherlands for a purchase price of $3.9 million. An additional $3.9 million will be paid upon completion of construction which is expected by October 2013. This initial development will total approximately 16,800 square feet of space. The entire site is capable of supporting additional development and has the potential capacity for a total of 2.5 megawatts of critical load.

As of June 30, 2013, the Company’s portfolio comprised 127 properties, including three properties held in unconsolidated joint ventures, consisting of 187 buildings totaling approximately 23.7 million net rentable square feet, including 2.8 million square feet of space held for development. The portfolio is strategically located in 32 key data center markets throughout North America, Europe, Asia and Australia.

Balance Sheet Update

Total assets grew to approximately $9.2 billion at June 30, 2013 from $9.0 billion at March 31, 2013. Total debt remained at $4.7 billion at June 30, 2013 as compared to March 31, 2013. Stockholders’ equity was approximately $3.5 billion at June 30, 2013, compared to $3.3 billion at March 31, 2013.

On April 9, 2013, the Company completed the sale of 10.0 million shares of its 5.875% Series G Cumulative Redeemable Preferred Stock, including the partial exercise of the underwriters’ over-allotment option, raising net proceeds of approximately $241.6 million.

“We continue to maintain a disciplined approach to managing our balance sheet, which includes a positive-spread-to-investment approach to our acquisitions and leasing and development programs,” said A. William Stein, CFO and Chief Investment Officer of Digital Realty. “At the same time, we remain committed to our strategy of accessing capital from multiple sources to support the growth of our global platform.”

The Company is raising its 2013 FFO guidance range to $4.73 to $4.82 per share from $4.65 to $4.80 per share, and is narrowing 2013 core FFO guidance range to $4.74 to $4.83 per share from $4.70 to $4.85 per share. The 2013 guidance provided by Digital Realty in this press release is based on the following assumptions as of July 26, 2013:

•	Data center space delivered representing approximately $986 million generating ROI of 10% – 12%;

•	Digital Design Services revenue of $2 – $4 million;

•	Acquisitions of income producing properties totaling $300 – $400 million at an average cap rate of 7.25% – 7.75%;

•	Development and redevelopment capital expenditures of $850 – $950 million;

•	Portfolio capital expenditures of $60 – $75 million;

•	Total G&A expenses of $65 – $68 million;

•	Transaction expenses of $6 – $9 million; and

•	FX rates (USD per currency): Euro = 1.27; Pound = 1.48; SGD = 0.81; AUS = 0.90.

Investor Conference Call Details

Digital Realty will host a conference call on Friday, July 26, 2013 at 10:00 am PT / 1:00 pm ET to discuss its second quarter 2013 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael F. Foust, and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial +1 (888) 701-6680 (for domestic callers) or +1 (706) 634-5758 (for international callers) and quote the conference ID # 12508897 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty’s website at www.digitalrealty.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, telephone and webcast replays will be available until 11:59 pm ET on Monday, August 26, 2013. The telephone replay can be accessed two hours after the call by dialing +1 (855) 859-2056 (for domestic callers) or +1 (404) 537-3406 (for international callers) and using the conference ID # 12508897. The webcast replay can be accessed on Digital Realty’s website immediately after the live call has concluded.

About Digital Realty

Digital Realty Trust, Inc. focuses on delivering customer driven data center solutions by providing secure, reliable and cost effective facilities that meet each customer’s unique data center needs. Digital Realty’s customers include domestic and international companies across multiple industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. Digital Realty’s 127 properties, including three properties held as investments in unconsolidated joint ventures, comprise approximately 23.7 million square feet as of June 30, 2013, including 2.8 million square feet of space held for development. Digital Realty’s portfolio is located in 32 markets throughout North America, Europe, Asia and Australia. Additional information about Digital Realty is included in the Company Overview, which is available on the Investors page of Digital Realty’s website at http://www.digitalrealty.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to supply and demand for data center space, leasing volume and pipeline, rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods, rental rates on future leases, managing our balance sheet, strategy of accessing capital, development plans and expected timing, size and IT capacity of development projects, expectations regarding the Company’s future growth, financial resources and success and the Company’s 2013 FFO, core FFO and net income guidance. These risks and uncertainties include, among others, the following: the impact of the recent deterioration in global economic, credit and market conditions, including the downgrade of the U.S. government’s credit rating; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or developed properties or businesses; the suitability of our properties and data center infrastructure, delays or disruptions in connectivity, failure of our physical infrastructure or services or availability of power; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of data center space; our inability to successfully develop and lease new properties and space held for development; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Operating Revenues:
Rental	$285,953	$234,923	$567,352	$457,757
Tenant reimbursements	76,681	60,422	152,598	118,284
Construction management	728	1,954	1,534	4,406
Other	140	6,405	388	6,405

Total operating revenues	363,502	303,704	721,872	586,852

Operating Expenses:
Rental property operating and maintenance	106,336	87,576	213,116	167,421
Property taxes	19,374	15,769	40,416	31,811
Insurance	2,238	2,260	4,443	4,490
Construction management	294	596	678	789
Depreciation and amortization	115,867	89,000	227,490	172,995
General and administrative	17,891	15,109	33,842	29,359
Transactions	1,491	4,608	3,254	5,285
Other	17	337	53	337

Total operating expenses	263,508	215,255	523,292	412,487

Operating income	99,994	88,449	198,580	174,365
Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	2,330	3,493	4,665	4,882
Gain on insurance settlement	5,597	—	5,597	—
Interest and other income	(6)	1,216	35	1,925
Interest expense	(47,583)	(37,681)	(95,661)	(75,711)
Tax expense	(210)	(1,206)	(1,413)	(1,927)
Loss from early extinguishment of debt	(501)	(303)	(501)	(303)

Net Income	59,621	53,968	111,302	103,231
Net income attributable to noncontrolling interests	(1,145)	(1,634)	(2,115)	(2,855)

Net Income Attributable to Digital Realty Trust, Inc.	58,476	52,334	109,187	100,376
Preferred stock dividends	(11,399)	(10,313)	(19,453)	(19,144)

Net Income Available to Common Stockholders	$47,077	$42,021	$89,734	$81,232

Net income per share available to common stockholders:
Basic	$0.37	$0.38	$0.70	$0.75
Diluted	$0.37	$0.38	$0.70	$0.75
Weighted average shares outstanding:
Basic	128,419,745	109,761,017	127,437,970	108,430,437
Diluted	128,623,076	110,166,082	127,627,496	108,809,574

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2013	December 31, 2012
ASSETS	(unaudited)
Investments in real estate
Properties:
Land	$690,356	$661,058
Acquired ground leases	13,216	13,658
Buildings and improvements	8,125,636	7,662,973
Tenant improvements	432,631	404,830

Total investments in properties	9,261,839	8,742,519
Accumulated depreciation and amortization	(1,377,375)	(1,206,017)

Net investments in properties	7,884,464	7,536,502
Investment in unconsolidated joint ventures	74,047	66,634

Net investments in real estate	7,958,511	7,603,136
Cash and cash equivalents	24,260	56,281
Accounts and other receivables, net	159,847	168,286
Deferred rent	360,588	321,715
Acquired above market leases, net	56,310	65,055
Acquired in place lease value and deferred leasing costs, net	492,884	495,205
Deferred financing costs, net	31,881	30,621
Restricted cash	38,977	44,050
Other assets	61,601	34,865

Total Assets	$9,184,859	$8,819,214

LIABILITIES AND EQUITY
Global revolving credit facility	$610,328	$723,729
Unsecured term loan	741,178	757,839
Unsecured senior notes, net of discount	2,342,990	1,738,221
Exchangeable senior debentures	266,400	266,400
Mortgage loans, net of premiums	737,352	792,376
Accounts payable and other accrued liabilities	617,766	646,427
Accrued dividends and distributions	—	93,434
Acquired below market leases, net	137,297	148,233
Security deposits and prepaid rents	148,278	154,171

Total Liabilities	5,601,589	5,320,830

Equity:
Stockholders’ equity	3,547,111	3,468,305
Noncontrolling interests	36,159	30,079

Total Equity	3,583,270	3,498,384

Total Liabilities and Equity	$9,184,859	$8,819,214

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net income available to common stockholders	$47,077	$42,657	$42,021	$89,734	$81,232
Adjustments:
Noncontrolling interests in operating partnership	936	824	1,661	1,760	3,247
Real estate related depreciation and amortization (1)	114,913	110,690	88,186	225,603	171,179
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	797	833	866	1,630	1,771
Gain on sale of assets held in unconsolidated joint venture	—	—	(2,325)	—	(2,325)

FFO available to common stockholders and unitholders (2)	$163,723	$155,004	$130,409	$318,727	$255,104

Basic FFO per share and unit	$1.25	$1.20	$1.14	$2.45	$2.26
Diluted FFO per share and unit (2)	$1.22	$1.16	$1.09	$2.37	$2.15
Weighted average common stock and units outstanding
Basic	130,974	128,888	114,100	129,937	112,767
Diluted (2)	137,787	137,680	125,824	137,676	125,588

(1) Real estate related depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	115,867	111,623	89,000	227,490	172,995
Non-real estate depreciation	(954)	(933)	(814)	(1,887)	(1,816)

	$114,913	$110,690	$88,186	$225,603	$171,179

(2)	At June 30, 2013, we had 0 series D convertible preferred shares outstanding, as a result of the conversion of all remaining shares on February 26, 2013, which calculates into 949 common shares on a weighted average basis for the six months ended June 30, 2013. At March 31, 2013, we had 0 series D convertible preferred shares outstanding which calculates into 1,909 common shares on a weighted average basis for the three months ended March 31, 2013. At June 30, 2012, we had 0 series C convertible preferred shares (as a result of the conversion of all remaining shares on April 17, 2012) and 6,964 series D convertible preferred shares outstanding that were convertible into 489 common shares and 4,374 common shares on a weighted average basis for the three months ended June 30, 2012, respectively. At June 30, 2012, we had 0 series C convertible preferred shares and 6,964 series D convertible preferred shares outstanding that were convertible into 1,637 common shares and 4,356 common shares on a weighted average basis for the six months ended June 30, 2012, respectively. For the three months ended June 30, 2013, March 31, 2013 and June 30, 2012, we have excluded the effect of dilutive series E, series F and series G preferred stock, as applicable, that may be converted upon the occurrence of specified change in control transactions as described in the articles supplementary governing the series E, series F and series G preferred stock, as applicable, which we consider highly improbable; if included, the dilutive effect for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012 would be 11,949, 7,161 and 6,470 shares, respectively. For the six months ended June 30, 2013 and June 30, 2012, we have excluded the effect of dilutive series E, series F and series G preferred stock, as applicable, that may be converted upon the occurrence of specified change in control transactions as described in the articles supplementary governing the series E, series F and series G preferred stock, as applicable, which we consider highly improbable; if included, the dilutive effect for the six months ended June 30, 2013 and June 30, 2012 would be 9,565 and 5,179 shares, respectively. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures due 2029 that were exchangeable for 6,610, 6,590 and 6,456 common shares on a weighted average basis for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively, and were exchangeable for 6,600 and 6,449 common shares on a weighted average basis for the six months ended June 30, 2013 and June 30, 2012, respectively. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
FFO available to common stockholders and unitholders	$163,723	$155,004	$130,409	$318,727	$255,104
Add: Series C convertible preferred dividends	—	—	—	—	1,402
Add: Series D convertible preferred dividends	—	—	2,394	—	4,792
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	4,050	8,100	8,100

FFO available to common stockholders and unitholders -- diluted	$167,773	$159,054	$136,853	$326,827	$269,398

Weighted average common stock and units outstanding	130,974	128,888	114,100	129,937	112,767
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock and 5.50% exchangeable senior debentures)	203	293	405	190	379
Add: Effect of dilutive series C convertible preferred stock	—	—	489	—	1,637
Add: Effect of dilutive series D convertible preferred stock	—	1,909	4,374	949	4,356
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,610	6,590	6,456	6,600	6,449

Weighted average common stock and units outstanding – diluted	137,787	137,680	125,824	137,676	125,588

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (CFFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
FFO available to common stockholders and unitholders – diluted	$167,773	$159,054	$136,853	$326,827	$269,398
Termination fees and other non-core revenues (3)	(140)	(248)	(7,824)	(388)	(7,824)
Gain on insurance settlement	(5,597)	—	—	(5,597)	—
Significant transaction expenses	1,491	1,763	4,608	3,254	5,285
Loss from early extinguishment of debt	501	—	303	501	303
Change in fair value of contingent consideration (4)	(370)	1,300	—	930	—
Other non-core expense adjustments (5)	17	36	337	53	337

CFFO available to common stockholders and unitholders – diluted	$163,675	$161,905	$134,277	$325,580	$267,499

Diluted CFFO per share and unit	$1.19	$1.18	$1.07	$2.36	$2.13

(3)	Includes one-time fees, proceeds and certain other adjustments that are not core to our business.
(4)	Relates to earn-out contingency in connection with Sentrum Portfolio acquisition.
(5)	Includes reversal of accruals and certain other adjustments that are not core to our business.

A reconciliation of the range of 2013 projected net income to projected FFO and core FFO follows:

Low - High
Net income available to common stockholders per diluted share	$1.45 – 1.54
Add:
Real estate depreciation and amortization	$3.43
Less:
Dilutive impact of convertible stock	($0.15)

Projected FFO per diluted share	$4.73 – 4.82

Adjustments for items that do not represent core expenses and revenue streams	$0.01

Projected core FFO per diluted share	$4.74 – 4.83

Note Regarding Funds From Operations

Digital Realty calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, impairment charges, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

Core Funds from Operations

We present core funds from operations, or CFFO, as a supplemental operating measure because, in excluding certain items that do not reflect core revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in our core business operating performance. We calculate CFFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) significant transaction expenses, (iii) loss from early extinguishment of debt, (iv) costs on redemption of preferred stock, (v) significant property tax adjustments, net and (vi) other non-core expense adjustments. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of CFFO as a measure of our performance is limited. Other REITs may not calculate CFFO in a consistent manner. Accordingly, our CFFO may not be comparable to other REITs’ CFFO. CFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.